EXHIBIT 8.1A

                                 August 9, 2005




Board of Directors
IAC/InterActiveCorp
152 West 57th Street
New York, New York  10019

Ladies and Gentlemen:

         We have acted as special counsel to IAC/InterActiveCorp, a Delaware corporation ("IAC"), in connection with the transactions, including the Separation and the Reclassification (the Separation and the Reclassification, taken together, the "Distribution") contemplated by the Separation Agreement, dated as of August 9, 2005, by and between IAC and Expedia, Inc., a Delaware corporation and a direct wholly-owned subsidiary of IAC ("Expedia"). At your request, we are rendering our opinion as to certain United States federal income tax consequences of the Distribution. Except as otherwise provided, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Separation Agreement.

         In that connection, we have reviewed (i) the Separation Agreement and the Ancillary Agreements, (ii) the registration statement on Form S-4 relating to the Distribution (the "Registration Statement"), (iii) IAC's annual reports on Form 10-K for its fiscal years ended December 31, 2003 and 2004, and IAC's proxy or information statements relating to meetings of, or actions taken without a meeting by, IAC's shareholders held since December 31, 2003 (the items described in clauses (ii) and (iii), collectively, the "SEC Filings"), (iv) a letter, dated August 9, 2005, from one of IAC's financial advisers addressed to IAC's Board of Directors and to us, substantiating the corporate business purpose for the Distribution (the "Banker Letter"), (v)(A) a representation letter addressed to IAC, dated August 9, 2005, from certain entities affiliated with Liberty Media Corporation, and (B) a representation letter addressed to IAC, dated August 9, 2005, from BDTV Inc., BDTV II, Inc., BDTV III, Inc., and BDTV IV, Inc. (the representation letters in clauses (A) and (B), the "Shareholder Letters"), and (vi) such other documents as we have deemed necessary or appropriate in order to give the opinion set forth herein.

          For purposes of the opinion set forth below, we have relied, with the consent of IAC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the representation letter of IAC and Expedia dated the date hereof (including all of the information and representations set forth in the documents attached thereto as Appendix A), and have assumed that such statements and representations will be accurate and complete as of the time of the Distribution and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the SEC Filings, the Banker Letter and the Shareholder Letters.

          We have assumed that the Distribution and related transactions (i) will be consummated as described in the Registration Statement and in accordance with the Separation Agreement (and that none of the covenants or conditions set forth in the Separation Agreement will be waived or modified), and (ii) will be reported by IAC on its federal income tax return in a manner consistent with the opinions set forth below.

          Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

         (1) the transfer by IAC of certain assets in constructive exchange for Expedia common stock and the assumption by Expedia of certain related liabilities, if any, followed by the Distribution, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

         (2) no gain or loss will be recognized by, and no amount will be includible in the income of, IAC on the Distribution, other than with respect to any distribution received by IAC, or any "excess loss account" or "intercompany transaction" required to be taken into account under Treasury Regulations relating to consolidated returns;

         (3) no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC common stock solely as a result of the receipt of IAC common stock in exchange therefor in the Reclassification; and
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         (4) no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC common stock solely as a result of the receipt of Expedia common stock in the Distribution.

          Our opinions apply only to holders of IAC common stock that are "U.S. persons" for federal income tax purposes and that hold their IAC common stock as a capital asset within the meaning of Section 1221 of the Code, and do not apply to holders who acquired their IAC common stock through the exercise of options, or otherwise as compensation, or who are otherwise subject to special treatment under the U.S. federal income tax laws (including insurance companies, dealers in securities or foreign currency, and financial institutions). This opinion relates solely to the material United States federal income tax consequences of the Distribution and certain related matters, and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax.

          Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Distribution, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform IAC of any such change or inaccuracy that may occur or come to our attention.

          We are furnishing this opinion solely to you in connection with the transactions contemplated by the Separation Agreement and this opinion is not to be relied upon for any other purpose or by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 3 to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                              Very truly yours,

                                              /s/ WACHTELL, LIPTON, ROSEN & KATZ